UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

AmREIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35609	20-8857707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

(713) 850-1400
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 31, 2014, AmREIT, Inc. (“AmREIT”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Edens Investment Trust, a Maryland statutory trust (“Parent”), Edens Limited Partnership, a Delaware limited liability partnership (“Operating Partnership”), and Saturn Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Operating Partnership (“Merger Sub”, and together with Parent and Operating Partnership, the “Buyer Parties”). The Merger Agreement and the transactions contemplated thereby were approved unanimously by AmREIT’s Board of Directors.

Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, AmREIT will merge with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”), whereupon the separate corporate existence of AmREIT will cease and Merger Sub will be the surviving entity and a wholly owned subsidiary of the Operating Partnership.

At the Effective Time, each share of common stock of AmREIT, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive $26.55 in cash, without interest (the “Merger Consideration”).

In connection with the Merger, each share of Common Stock subject to vesting or other forfeiture conditions or repurchase rights that remains unvested or subject to forfeiture conditions or repurchase shall automatically become fully vested and free of such forfeiture conditions or repurchase rights immediately prior to the Effective Time and shall be considered an outstanding share of Common Stock for all purposes, including the right to receive the Merger Consideration.

AmREIT and the Buyer Parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, AmREIT’s covenant not to solicit alternative transactions or, subject to certain exceptions, participate in discussions relating to an alternative transaction or furnish non-public information relating to an alternative transaction.

AmREIT will be permitted to pay its regular quarterly dividend (including a pro-rated dividend for any partial quarter ending on the date the Merger is consummated) in an amount not to exceed $0.20 per share of Common Stock per quarter.

The Merger is subject to customary closing conditions including, among other things, (1) the approval of the Merger by the affirmative vote of holders of Common Stock representing a majority of the votes entitled to be cast on the matter, (2) the absence of any law, injunction, judgment, order or ruling prohibiting the Merger, (3) the accuracy of the representations and warranties made by the parties, (4) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, (5) the delivery of a tax opinion related to AmREIT’s status as a REIT, and (6) the absence of a material adverse effect on AmREIT prior to the closing.

The Buyer Parties provided AmREIT with executed equity and debt financing commitments, the proceeds of which will provide for the necessary funds to consummate the transactions contemplated by the Merger Agreement. The consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains certain termination rights for AmREIT and the Buyer Parties, including, without limitation, the ability of AmREIT to terminate the Merger Agreement if it receives a takeover proposal that the Board determines constitutes a superior proposal and AmREIT is not in breach of the non-solicitation provisions of the Merger Agreement. In connection with the termination of the Merger Agreement for such reason and under other specified circumstances, AmREIT will be required to pay a termination fee of $16,500,000 to the Buyer Parties. The Merger Agreement also provides that the Buyer Parties will be required to pay AmREIT a reverse termination fee of $40,000,000 under specified circumstances set forth in the Merger Agreement.

In addition, the parties to the Merger Agreement have the right, prior to termination of the agreement, to seek specific performance of the other party, including the right of AmREIT to seek to require the Buyer Parties to consummate the Merger if the conditions to closing of the Merger have been satisfied.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01.     Other Events

Press Release and Employee Communication

On October 31 2014, AmREIT and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 8.01. A copy of the Company’s communication to its employees is attached as Exhibit 99.2.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the industry, markets in which AmREIT operates, management’s beliefs, assumptions made by management and the transactions described in this Current Report on Form 8-K. While AmREIT management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against AmREIT and others following announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the Merger; and other risks that are set forth under “Risk Factors” in AmREIT’s 2013 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this Current Report on Form 8-K or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Current Report on Form 8-K.

Cautionary Statements

The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the schedules referenced in the Merger Agreement that AmREIT delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AmREIT or its affiliates. AmREIT acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving AmREIT and the Buyer Parties. In connection with the transaction, AmREIT will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to AmREIT stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at AmREIT’s Web site, www.amreit.com, or by contacting Chad C. Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, telephone (713) 850-1400.

AmREIT and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding AmREIT’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of October 31, 2014, by and among Edens Investment Trust, Edens Limited Partnership, Saturn Subsidiary, LLC and AmREIT, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger have been omitted and AmREIT agrees to furnish supplementally a copy of any such omitted schedules to the SEC upon request.)

99.1	Joint Press Release, dated as of October 31, 2014, issued by AmREIT, Inc. and Edens Investment Trust.

99.2	Letter from H. Kerr Taylor to employees of AmREIT, Inc. dated October 31, 2014.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AmREIT, Inc.

Date: November 3, 2014	By:	/s/ Chad C. Braun
Chad C. Braun
Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number

2.1	Agreement and Plan of Merger, dated as of October 31, 2014, by and among Edens Investment Trust, Edens Limited Partnership, Saturn Subsidiary, LLC and AmREIT, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger have been omitted and AmREIT agrees to furnish supplementally a copy of any such omitted schedules to the SEC upon request.)

99.1	Joint Press Release, dated as of October 31, 2014, issued by AmREIT, Inc. and Edens Investment Trust.

99.2	Letter from H. Kerr Taylor to employees of AmREIT, Inc. dated October 31, 2014.